Exhibit 23.3

CONSENT OF BEHRE DOLBEAR & COMPANY

Behre Dolbear & Company (USA), Inc. (Behre Dolbear) hereby consents to the use by Sunshine Silver Mines Corporation in connection with its Registration Statement on Form S-1 and related prospectus dated December 22, 2011 (the “Registration Statement”), of the Behre Dolbear reports concerning the Sunshine Mine and the Los Gatos Project and all information derived from its reports.

Behre Dolbear also consent to all references to itself in the prospectus contained in such Registration Statement, including under the heading “Experts.”

/s/ Behre Dolbear & Company (USA) Inc.

Date: December 22, 2011	BEHRE DOLBEAR & COMPANY (USA), INC.